Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN CORP. ANNOUNCES AEROSPACE MANAGEMENT REORGANIZATION

BLOOMFIELD, Connecticut (January 13, 2010) Kaman Aerospace Group, Inc. a subsidiary of Kaman Corp. (NASDAQ-GS:KAMN) today announced a broad organizational realignment in support of strategic growth plans.  The following appointments of executives reporting to Gregory L. Steiner, President, Kaman Aerospace Group were effective January 1, 2010:

Kaman Composites is established as a newly formed operating group within the Kaman Aerospace Segment.  James Larwood, 51, formerly President of the Kaman Precision Products Division, is appointed President of Kaman Composites.  “Expansion of aerospace composite structures capability is a key growth enabler in our strategic plan. The U.K. and the Wichita facilities will form the foundation of this business, and key strategic acquisitions will add capabilities and capacity,” said Steiner.  In addition to his experience at Kaman Precision Products and Helicopters, Larwood brings an aerospace composites background to the position.  He will be based in Bloomfield, Connecticut.

Dr. John Kornegay, 60, most recently President of Specialty Bearings, is appointed President, Kaman Precision Products, succeeding James Larwood.  “John’s depth and breadth of management skills, strong technical background, successful track record leading Specialty Bearings to be a truly outstanding organization, and his world class credentials in lean manufacturing position him to lead Precision Products as they build on the exceptional progress made under Jim’s leadership,” stated Steiner.

Robert Paterson, 52, is appointed President, Specialty Bearings, succeeding John Kornegay. Paterson was formerly the Vice President, Marketing and Sales for Specialty Bearings.  Steiner said, “Rob’s deep understanding of the bearings market, established customer relationships, depth of experience, and success in shaping the Specialty Bearings customer base, positions him to effectively build on Specialty Bearing’s world class performance.”

Richard Thorley, 49, formerly Chief Executive of Brookhouse, is appointed Strategy and Development Director, Kaman Aerospace Group. In this new role, Richard will concentrate on executive management of acquisition due diligence and integration, developing low cost manufacturing alliances and strategic partnerships for the Aerospace Group. Steiner stated, “Richard will be a critical resource for acquiring and successfully integrating acquisitions, as well as effectively establishing low cost manufacturing alternatives for our customers.”  Thorley will continue to have a base in the U.K

Guy Thomas, 46, is appointed Group Managing Director, Brookhouse Holdings, reporting to James Larwood.  Guy was most recently Brookhouse’s Group Finance Director.  Steiner commented, “Guy’s demonstrated financial management skills combined with customer involvement, depth of experience, and general management skills make him an excellent choice to build on Brookhouse’s success, which has been established and grown under Richard Thorley’s leadership.”

Salvatore Bordonaro and Robert Kanaskie will continue in their roles as President, Kaman Helicopters Division, and President, Kaman Aerostructures Division, respectively. According to Steiner, “both will play active and important roles in the overall planning and implementation of the new organizational structure as they continue to position their operations for sustainable long-term growth.”

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safing and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is also a leading distributor of industrial parts, and operates nearly 200 customer service centers and five distribution centers across North America.  Kaman offers more than two million items including bearings, power transmission, electrical, material handling, motion control, fluid power and MRO supplies to customers in a variety of industries.  Additionally, Kaman provides value-added services such as engineering and design support for electrical, linear, hydraulic and pneumatic systems as well as belt and rubber fabrication, reducer build, hose assemblies, custom modifications, repair services, fluid analysis and motor management.

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Contact:
Eric Remington
Vice President, Investor Relations
(860) 243-6334
Eric.Remington@kaman.com